EXHIBIt 23.1











            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Streicher Mobile Fueling, Inc.:


We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-84275, 333-79801, 333-61764, and 333-113622) and
Forms S-3 (File Nos. 333-30950, 333-30952, 333-84273, 333-61762, and 333-113682)
of Streicher Mobile Fueling, Inc. and subsidiaries, of our report dated September 13, 2004, with respect to the consolidated balance sheets as of June 30, 2004 and 2003, the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10K of Streicher Mobile Fueling, Inc.

KPMG LLP

Ft. Lauderdale, Florida
September 28, 2004